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                                                                   EXHIBIT 10.18

           [LOGO OF GLOBAL ACCESS TELECOMMUNICATIONS SERVICES, INC.]

Four Media Company                                               August 28, 1996
4813 West Alameda Avenue
Burbank, CA 91505
Attn: John Donlon

Dear Mr. Donlon:

As you know, there has been some discussion about whether or not Global Access Telecommunication Services, Inc. ("Global") is required to obtain the consent (the "Consents") of either The Associated Press ("AP") or Hughes Communications Galaxy, Inc. ("Hughes") for the sublease to Four Media Company ("4MC") of transponder 5 and 7 on Hughes' Galaxy IV satellite which are being subleased to Global Access by AP and to AP by Hughes. While we do not necessarily believe the Consents are required, we are nonetheless in the process of obtaining them at this time and agree to use our best efforts to secure the Consents as soon as possible.

However, since the obtaining of the Consents may be a time-consuming process and it is in both Global's and 4MC's interest to expedite the implementation of the satellite services contemplated by the agreements between Global and 4MC, Global is proposing to amend the two agreements between Global and 4MC as set forth below.

Therefore, this letter shall serve to amend the Satellite Services Agreement between Global and 4MC dated April 12, 1996 for Transponder 5 on Hughes' Galaxy IV satellite ("Agreement #1"), and the Satellite Services Agreement between Global and 4MC dated April 12, 1996 for Transponder 7 on Hughes' Galaxy IV satellite ("Agreement #2"), as follows:

     1. The following shall be added to the Agreement #1 as Section 10, and to Agreement #2 as Section 11:

            "INDEMNIFICATION. Global agrees to indemnify and hold 4MC, its
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            directors, officers, employees, contractors, subcontractors, and agents (collectively, the "4MC Indemnitees") harmless from, against and with respect to any and all claims, damages, liabilities, costs and expense (including reasonable attorneys fees) up to a limit of an aggregate of $1,000,000 which are incurred in connection with any claim against any of the 4MC Indemnities arising out of Global's failure to obtain the Consents or establish with Hughes and AP that such Consents are not required for the sublease of the Transponder to 4MC. This indemnification will survive the obtaining of the Consents by one (1) year, and shall thereafter be of no further force and effect."

     2. The following shall be added to Agreement #1 as Section 11:

            "11. PREEMPTION. Should AP exercise it rights to preempt Global's
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            use of the Transponder pursuant to Paragraph 8.02(b) of the
            Transponder Lease Agreement between AP and Global, dated as of July 6, 1995, Global agrees to provided to 4MC full-time use of Transponder 11 on Galaxy IV, or another transponder acceptable to both Global and 4MC (the "Replacement Transponder") for 4MC's use pursuant to the terms of the Agreement between Global and 4MC."

     3. The following shall be added to Agreement #2 as Section 12:

            "12. PREEMPTION. Should AP exercise its right to preempt Global's
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            use of the Transponder pursuant to Paragraphs 8.02(b) of the
            Transponder Lease Agreement between AP and Global, dated as of July 6, 1996, Global agrees to provide to 4MC full-time use of Transponder 9 on Galaxy IV, or another transponder acceptable to both Global and 4MC (the "Replacement Transponder") for 4MC's use pursuant to the terms of the Agreement between Global and 4MC."

Please indicate your agreement to the above by signing in the space indicated below. In the meantime, please call me if you have any questions.


Sincerely,

/s/ K Buckley

Keith Buckley


AGREED:

FOUR MEDIA COMPANY

By: /s/ John H. Donlon
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Title: President
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Date: 9/4/96
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